Contact:

Deanne Eagle - Media Relations	917.837.5866
Susan Roush - Investor Relations	747.222.7012

UNIVERSITY OF MICHIGAN HEALTH SYSTEM TREATS ITS FIRST PATIENTS IN NEURALSTEM’S PHASE II ALS STEM CELL TRIAL

First of Five Cohorts Completed in Dose Escalation Trial

ROCKVILLE, MD, October 9, 2013 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that the University of Michigan Health System, in Ann Arbor, Michigan, treated its first two patients in the Phase II trial testing NSI-566 neural stem cells in amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease). This completes the first cohort in Phase II, which is also being conducted at Emory University Hospital, in Atlanta, Georgia. Phase II is a dose escalation trial designed to treat up to 15 patients with a maximum of 40 injections and up to 400,000 cells per injection. All patients will be ambulatory and within approximately two years of the onset of disease symptoms. The trial is under the direction of Eva Feldman, MD, PhD, Director of the A. Alfred Taubman Medical Research Institute, Director of Research of the ALS Clinic at the University of Michigan Health System and the President of the American Neurological Association. Dr. Feldman is an unpaid consultant to Neuralstem.

About the Trial

Neuralstem’s NSI-566/ALS Phase II dose escalation trial is designed to treat up to 15 ambulatory patients in five different dosing cohorts, under an accelerated dosing and treatment schedule. The first 12 patients, divided into four cohorts, will receive injections in the cervical region of the spinal cord only, where the stem cells could help preserve breathing function. The first cohort, just completed, received 10 cervical region injections of 200,000 cells per injection. The trial will now progress to a maximum of 20 cervical injections of up to 400,000 cells per injection in the cervical-only cohort. The last three Phase II patients will receive injections in both the cervical and the lumbar spinal regions. These patients will receive 20 injections of 400,000 cells each in the lumbar region, in addition to the 20 injections they will already have received in their cervical region.

The trial also accelerates the treatment schedule, which is designed to progress at the rate of one cohort per month, with an observation period of one month between each cohort. Researchers expect all of the patients could be treated by the end of the second quarter in 2014.

Patients seeking information on the trial should contact the relevant center. For the University of Michigan Health System, please visit: https://umclinicalstudies.org/HUM00072488. For Emory Healthcare, please call (404) 778-7777.

About Neuralstem

Neuralstem’s patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem’s NSI-566 spinal cord-derived stem cell therapy is in an FDA-approved Phase II clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig’s disease. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury and ischemic stroke. The company has received FDA approval to commence a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain’s capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company is conducting a Phase Ib safety trial evaluating NSI-189, its first neurogenic small molecule compound, for the treatment of major depressive disorder (MDD). Additional indications could include traumatic brain injury (TBI), Alzheimer’s disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the annual report on Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the period ended June 30, 2013.

# # #